Exhibit 99.1

HALLWOOD REALTY PARTNERS, L.P. ANNOUNCES MERGER AGREEMENT

DALLAS, April 16, 2004 — Hallwood Realty Partners, L.P. (AMEX: HRY) (the “Partnership”) today announced that it and certain of its affiliates have entered into an Agreement and Plan of Merger with HRPT Properties Trust, pursuant to which the Partnership will merge with a subsidiary of HRPT. As a result of the merger, the Partnership will become a wholly-owned subsidiary of HRPT and will no longer be a publicly traded limited partnership.

     In the merger, each holder of limited partnership units of the Partnership will receive an amount in cash equal to approximately $137.91 per unit of limited partnership (“Unit”), subject to adjustment in certain circumstances. Completion of the merger is subject to certain conditions, including approval by the unitholders of the merger agreement and the merger.

     The Hallwood Group Incorporated, the indirect sole owner of Hallwood Realty, LLC, the general partner of the Partnership (the “General Partner”) and its real estate subsidiaries have also entered into a purchase agreement, pursuant to which HRPT will purchase the general partner interest in the Partnership, the 330,432 Units indirectly owned by Hallwood Group, and the interests in each of the other entities through which Hallwood Group holds interests in the Partnership, for an aggregate purchase price of approximately $66,800,000, subject to adjustment corresponding to any adjustments in the price being paid for the Units in the merger. In addition, Hallwood Group and the Partnership have agreed that the agreements for the management of the Partnership’s properties by Hallwood Group will be terminated. In the purchase agreement, Hallwood Group has also agreed to vote all of the Units it owns in favor of the merger.

     The total cash price HRPT is paying under the merger agreement and the purchase agreement will be approximately $250,000,000, subject to the adjustment referred to above. In addition, HRPT will assume or prepay all of the Partnership’s outstanding debt. Anthony J. Gumbiner, Chairman of the General Partner, commented: “We are very excited about this transaction. After careful deliberation, the board of directors has unanimously concluded that the merger provides the best opportunity for all of our partners to realize the value of their interests in the Partnership.”

     In connection with the merger agreement, the Partnership amended its Unit Purchase Rights Agreement to provide, among other things, that the rights will not be triggered by the merger agreement or the purchase agreement.

     The Partnership will file a preliminary proxy statement with the SEC in connection with a special meeting of unitholders to be held to approve the merger agreement and the merger. After the SEC reviews the preliminary proxy statement, the Partnership plans to mail a definitive proxy statement to its unitholders. The proxy statement will contain important information about the Partnership, HRPT, the merger and related matters. Investors and unitholders are urged to read the proxy statement carefully and in its entirety when it is available. The Partnership anticipates that the special meeting will be held in mid-summer of this year.

     Morgan Stanley & Co. Incorporated served as exclusive financial advisor to the board of directors of Hallwood Realty, LLC. Lehman Brothers Inc. served as exclusive financial advisor to the audit committee of the board of directors of Hallwood Realty, LLC.

Additional Information

     HRPT and the Partnership file annual, quarterly and special reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by HRPT and the Partnership by visiting the SEC’s website at www.sec.gov or at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 800-SEC-0330 for further information on public reference rooms. These documents may also be obtained for free from the Partnership.

Information About the Partnership and HRPT

     The Partnership is a publicly traded Delaware limited partnership engaged in the acquisition, ownership and operation of commercial real estate assets and owns 15 properties in seven metropolitan areas.

     HRPT is a real estate investment trust, or REIT, formed in 1986 under the laws of the State of Maryland. Its primary business is the ownership and operation of real estate, including office buildings and leased industrial land. As of December 31, 2003, HRPT owned 238 properties for a total investment of $3.9 billion at cost, and a depreciated book value of $3.5 billion.

Forward-Looking Information

     Certain statements in this news release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Partnership’s periodic filings with the SEC.

Investor contact:	Bob Marese
MacKenzie Partners, Inc.
212-929-5405

Media contact:	Roy Winnick
Kekst and Company
212-521-4842